WINGSTOP INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN
STOCK OPTION CERTIFICATE

EBITDA AND SERVICE VESTING GRANT

This Stock Option Certificate (this “Option Certificate”) evidences the grant by Wingstop Inc. (the “Company”), in accordance with the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”), of a stock option (the “Option”) to ___________ (“Eligible Individual”) to purchase from the Company ____ shares of the $0.01 par value common stock of the Company (the “Shares”) at an Option Price per share equal to $_____. The Option was granted on _____ (the “Grant Date”). The Option is a non-qualified option; that is, it is not qualified as an incentive stock option under § 422 of the Code.

WINGSTOP INC.

By:_____________________________

Name:__________________________

Title:___________________________

TERMS AND CONDITIONS
§ 1 Plan. The Option is subject to all of the terms and conditions set forth in the Plan and this Option Certificate, and all capitalized terms not otherwise defined in this Option Certificate have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan will control. A copy of the Plan will be made available to Eligible Individual upon written request to the Secretary of the Company.
§ 2 Exercise Rights.
(a) EBITDA Target Vesting. The Option to purchase the number of Shares described in § 2(a)(4) (the “EBITDA Target Option”) will vest and become exercisable upon the Company’s achievement of EBITDA Targets, as set forth below in this § 2(a).
(1) EBITDA. For purposes of this Option Certificate, “EBITDA” means earnings before interest, taxes, depreciation, and amortization for a fiscal year. The amount of EBITDA actually achieved for a year will be determined by the Board based upon the Company’s audited financial statements, as reviewed and approved by the Board.

(2) Annual Targets. If Eligible Individual remains continuously employed by the Company or a Subsidiary (“Employer”) throughout the respective year, and the annual EBITDA target for that year, as set forth in § 2(a)(4) (each, an “EBITDA Target”), is met or exceeded during that year, as reflected in the Company’s annual audited financial statements, then the EBITDA Target Option automatically will become vested and exercisable with respect to the number of Shares set forth opposite such annual EBITDA Target for that year. If the annual EBITDA Target for a year as set forth in § 2(a)(4) is not met or exceeded for that year, then the EBITDA Target Option automatically will be forfeited with respect to the number of Shares set forth opposite such annual EBITDA Target. For the avoidance of doubt, if the actual EBITDA for one year does not meet or exceed the applicable EBITDA Target, but the actual EBITDA for the following year meets or exceeds the applicable EBITDA Target for that year, then the EBITDA Target Option will become vested only with respect to the number of Shares for the year in which the EBITDA Target is attained, and not with respect to the number of Shares for the preceding year in which the EBITDA Target was not attained.
(3) EBITDA Target Adjustment. The EBITDA Targets in § 2(a)(4) may be adjusted upward by the Board in its discretion to take into consideration earnings that result from capital expenditures, acquisitions or other extraordinary expenditures. The EBITDA Targets in § 2(a)(4) may be adjusted by the Board in its discretion to take into consideration accounting changes which go into effect subsequent to the establishment of the EBITDA Targets.
(4) EBITDA Targets.
Year Ending             Annual EBITDA Target     Target Number of Shares

Fiscal Year _____        $___________            _____
Fiscal Year _____        $___________            _____
Fiscal Year _____        $___________            _____
Fiscal Year _____        $___________            _____

i.If Eligible Individual is continuously employed by Employer through the date of a Change in Control that occurs prior to ____, then Eligible Individual will vest in the portion of the EBITDA Target Option for the year in which the Change in Control occurs and for any subsequent year so long as both of the following conditions are satisfied: (i) during the year preceding the Change in Control, the Company achieved the EBITDA Target for a year following the Change in Control, and (ii) the Board determines in its sole discretion that the Company is on track to achieve the EBITDA Target for such subsequent year in the year in which the Change in Control occurs. For example, if the Change in Control occurs during _____, and the Company achieves $_____ of EBITDA during _____, and the Board determines in its sole discretion that the Company is on track to achieve at least $_____ in EBITDA during _____, then Executive will vest in the EBITDA Target Option for each of years _____, _____, and _____. If the Change in Control occurs during _____, and the Company achieves $_____ million of EBITDA during _____, and the Board determines in its sole discretion that the Company is on track to achieve at least $_____ in EBITDA during _____, then Executive will vest in the EBITDA Target Option for each of years _____ and _____, but not _____. If the Change in Control occurs during _____, and the Company achieves $_____ of EBITDA during _____, and the Board determines in its sole discretion that the Company is on track to achieve $_____ in EBITDA during _____, then Executive will vest in the EBITDA Target Option for each of years _____ and _____, but not _____.
(b) Service Based Vesting. The Option to purchase _____ Shares (the “Service Based Option”) will vest and will become exercisable with respect to _____% of the Service Based Option (_____ Shares) if Eligible Individual remains continuously employed by Employer until _____ (the initial “Vesting Date”); and Eligible Individual will vest with respect to an additional _____% of the Service Based Option on each of the next three anniversaries of the initial Vesting Date if Eligible Individual remains continuously employed by Employer through the respective anniversary date (e.g., if Eligible Individual is continuously employed as of the second anniversary of the initial Vesting Date (_____), the Service Based Option would be _____% vested).
(c) Special Rules.
(1) Termination without Cause. Subject to §3, if Employer terminates Eligible Individual’s employment without “Cause” (as defined in § 2(d)), then the Option, to the extent then vested and exercisable, must be exercised within 90 days of the effective date of such Termination. At the end of such 90-day period, the Option will expire and be forfeited to the extent then unexercised. The unvested remainder of the Option will be immediately and automatically forfeited upon the effective date of such Termination.
(2) Termination for Cause. If Employer terminates Eligible Individual’s employment for Cause, the Option will expire and be forfeited in full immediately and automatically at the time Eligible Individual’s employment terminates, whether vested or not.

(3) Resignation. If Eligible Individual terminates his or her employment, Eligible Individual must exercise the portion of the Option that is vested prior to such resignation or it will be forfeited. The portion of the Option that is not vested will be forfeited automatically upon resignation.
(4) Death or Disability. Subject to § 3, if Eligible Employee’s employment with Employer terminates due to Disability (as defined in § 2(d)) or death, the Option to the extent then vested and exercisable must be exercised within 180 days of such death or Disability. At the end of such 180 day period, the Option shall expire and be forfeited to the extent then unexercised. The unvested remainder of the Option shall be immediately and automatically forfeited upon Eligible Individual’s death or Disability. In the case of death or Disability, for purposes of determining vesting under §2(a) and §2(b) with respect to the EBITDA Target Option and the Service Based Option, respectively, Eligible Employee’s employment will be deemed to have been terminated on the last day of the year in which the death or Disability occurs, and that year will count towards the applicable vesting schedule (subject to the achievement of EBITDA Targets, in the case of the EBITDA Target Option).
(5) Change in Control. If there is a Change in Control, then to the extent not otherwise vested pursuant to § 2(a) or § 2(b), the unvested portion of the Option shall be forfeited as of the date of the Change in Control. The vested portion of the Option must be exercised within 5 calendar days following receipt by the Eligible Individual of written notice of the Change in Control; any vested portion of the Option that is not exercised within such 5-day period will be cancelled as of the date of the Change in Control.
(d) Definitions.
(1) Cause. “Cause” shall exist if Eligible Individual (i) is indicted for, or pleads guilty or nolo contendere to, a felony or, (ii) in the good faith determination of the Board, (a) engages in gross neglect or willful misconduct; (b) breaches Eligible Individual’s duties to the Company or its Subsidiaries and Affiliates; (c) otherwise breaches in any material respect any provision of this Option Certificate or any other agreement between Eligible Individual and the Company or its Subsidiaries and Affiliates; (d) engages in any activity or behavior, including substance abuse, that is or could be harmful to the property, business, goodwill, or reputation of the Company or its Subsidiaries and Affiliates; (e) Eligible Individual has engaged in a breach of any policy of Employer or the Company for which termination of employment is a permissible consequence or Eligible Individual has not immediately cured any performance or other issues raised by Eligible Individual’s supervisor, or (f) commits theft, larceny, embezzlement, fraud, any acts of dishonesty, illegality, moral turpitude, insubordination, or mismanagement.

(2) Disability. “Disability” has the same meaning as such term is defined in the Company’s long-term disability insurance policies which now or hereafter cover the permanent disability of Eligible Individual or, in absence of such policies, means the inability of Eligible Individual to work in a customary day-to-day capacity for six (6) consecutive months or for six (6) months within a twelve (12) month period, as determined by the Board.
(e) Employment Status. A transfer between the Company and a Subsidiary, or between Subsidiaries, shall not be treated as a Termination under the Plan or this Option Certificate.
§ 3 Life of Option. This Option shall expire and shall not be exercisable for any reason on or after the tenth anniversary of the Grant Date.
§ 4 Method of Exercise of Option. Eligible Individual may exercise the Option in whole or in part (to the extent the Option is otherwise exercisable under § 2) on any normal business day of the Company by (a) delivering this Option Certificate to the Company, together with written notice of the exercise of the Option in the form attached hereto as Exhibit A, and (b) simultaneously paying to the Company the Option Price. The Option Price shall be payable in full upon the exercise of the Option in cash. Upon prior approval of the Committee, Eligible Individual may also exercise the Option in whole or in part by any other method that is consistent with the terms of the Plan.
§ 5 Delivery. The Company will deliver a properly issued certificate for any Shares purchased pursuant to the exercise of the Option as soon as practicable after such exercise (or otherwise register such Shares in the name of Eligible Employee), and such delivery (or registration in the name of Eligible Individual) shall discharge the Company of all of its duties and responsibilities with respect to the Option under this Option Certificate.
§ 6 Nontransferable. Except as expressly authorized in writing by the Board, no rights granted under this Option Certificate or with respect to the Option shall be transferable by Eligible Individual other than by will or by the laws of descent and distribution, and the rights granted under this Option Certificate with respect to the Option shall be exercisable during Eligible Individual’s lifetime only by Eligible Individual. The person or persons, if any, to whom the Option is transferred by will or by the laws of descent and distribution or through a written Board authorization shall be treated after such transfer the same as Eligible Individual under this Option Certificate.
§ 7 Release. As a condition to the Company’s issuance of Shares or making any payment pursuant to this Option Certificate, the Company, at its option, may require Eligible Individual to execute a general release on behalf of Eligible Individual and Eligible Individual’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and affiliate of the Company (including RC II Wingstop, LLC, Roark Capital Management LLC, and their respective affiliates), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release must be in form and substance satisfactory to the Board.

§ 8 No Right to Continue Service. Neither the Plan, this Option Certificate , the Option, nor any related material shall give Eligible Individual the right to continue in employment by Employer or any Affiliate or shall adversely affect the right of Employer or any Affiliate to terminate Eligible Individual’s employment with or without Cause at any time.
§ 9 Shareholder Status. Eligible Individual shall have no rights as a shareholder with respect to any Shares subject to the Option until such Shares have been duly issued and delivered to (or registered in the name of) Eligible Individual, and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Shares.
§ 10 Securities Registration. As a condition to the delivery of the certificate for any Shares purchased pursuant to the exercise of the Option (or the registration of such Shares in the name of Eligible Individual), Eligible Individual shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.
§ 11 Other Laws. If any change in circumstances after the grant of the Option would create a substantial risk for the Company that the issuance or transfer of any Shares under this Option Certificate to Eligible Individual at the time Eligible Individual tenders any payment to exercise the Option would violate any applicable law or regulation, the Company at that time shall (a) take such action as the Board deems appropriate and permissible under such law or regulation either (1) to continue to maintain the status of the Option as outstanding until Eligible Individual can exercise the Option without any substantial risk of such a violation, or (2) to compensate Eligible Individual for the cancellation of the Option and thereafter to cancel the Option, and (b) refund any payment made by Eligible Individual to exercise the Option.
§ 12 Other Agreements. Eligible Individual shall (as a condition to the exercise of the Option) enter into such additional confidentiality, covenant not to compete, non-disparagement and non-solicitation, employee retention, and other agreements as the Company deems appropriate, all in a form acceptable to the Board. The certificate(s) evidencing the Shares may include one or more legends that reference or describe the conditions upon exercise referenced in this § 12. Eligible Individual acknowledges that his receipt of the Option and participation in the Plan is voluntary on his part and has not been induced by a promise of employment or continued employment.
§ 13 Withholding. Employer or an Affiliate shall have the right upon the exercise of the Option to take such action as Employer or such Affiliate deems necessary or appropriate to satisfy the statutory federal and state tax withholding requirements arising out of the exercise of the Option, including withholding Shares that otherwise would be transferred to Eligible Individual as a result of the exercise of the Option to satisfy statutory withholding requirements.

§ 14 No Challenge.  Notwithstanding any provision of this Option Certificate to the contrary, Eligible Individual covenants and agrees that he or she will not (i) file any claim, lawsuit, demand for arbitration, or other proceeding challenging the validity or enforceability of any provision of this Option Certificate, or (ii) raise, as a defense, the validity or enforceability of any provision of this Option Certificate, in any claim, lawsuit, arbitration or other proceeding.  Should Eligible Individual violate any aspect of this § 14, Eligible Individual agrees (A) that, in the case of a breach of clause (i) of the preceding sentence, such claim, lawsuit, demand for arbitration, or other proceeding shall be summarily withdrawn and/or dismissed; (B) that Eligible Individual will pay all costs and damages incurred by the Company and its Affiliates in responding to or as a result of such claim, lawsuit, demand for arbitration, or other proceeding (including reasonable attorneys’ fees and expenses), or such defense, as the case may be; (C) that Eligible Individual will immediately forfeit all unexercised Options, whether vested or unvested; and (d) that Eligible Individual will immediately sell to the Company all Shares acquired pursuant to the exercise of this Option at a price equal to the aggregate Option Price paid for such Shares, or the current fair market value of such Shares (as determined in the sole discretion of the Company), whichever is less.
§ 15 Governing Law. The Plan and this Option Certificate shall be governed by the laws of the State of Delaware.
§ 16 Binding Effect. This Option Certificate shall be binding upon the Company and Eligible Individual and their respective heirs, executors, administrators and successors.
§ 17 Headings and Sections. The headings contained in this Option Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option Certificate. Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate, unless otherwise expressly stated as part of such reference.

Accepted and agreed to:

_____________________________
Eligible Individual

Date:_________________________

EXHIBIT A
WINGSTOP INC.
2015 OMNIBUS INCENTIVE COMPENSATION PLAN

STOCK OPTION EXERCISE AGREEMENT
This Stock Option Exercise Agreement is made by and between Wingstop Inc. (the “Company”) and _____________ (“Eligible Individual”). Capitalized terms used herein without definition have the meanings given in the Wingstop Inc. 2015 Omnibus Incentive Compensation Plan (the “Plan”) and Eligible Individual’s Stock Option Agreement dated ________ (the “Option Certificate”).
1.    Exercise of Option. Subject to the terms of the Plan and the Option Certificate, Eligible Individual elects to exercise his or her Option to purchase ____ Shares at a per share exercise price of $______, and a total purchase price of $_________. Eligible Individual acknowledges that the Shares will not be transferred to Participant until (i) all tax withholding obligations have been satisfied in accordance with Section 13 of the Option Certificate, and (ii) the Release is executed and becomes irrevocable.
2.    Representations of Participant. Participant acknowledges that he or she has received, read and understood the Plan and the Option Certificate. Participant agrees to abide by and be bound by the terms of the Plan and the Option Certificate, which terms are incorporated herein by reference.
3.    Entire Agreement. This Exercise Agreement, the Plan, and the Option Certificate (together with all applicable Exhibits hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Eligible Individual with respect to the subject matter hereof.
Eligible Individual has executed this Exercise Agreement on the date set forth below.

ELIGIBLE INDIVIDUAL
[Insert Name]
Signature

Date